Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-174804, No. 333-176677, No. 333-183582 and No. 333-188406) pertaining to the 2011 Equity Incentive Plan and the 2011 Employee Stock Purchase Plan of Fusion-io Inc., and the IO Turbine, Inc. 2009 Equity Incentive Plan and the NexGen Storage, Inc. 2010 Equity Incentive Plan of our report dated February 1, 2013 with respect to the financial statements of NexGen Storage, Inc. as of December 31, 2012 and 2011 and for the years then ended, included in this Current Report on Form 8-K/A of Fusion-io, Inc.

/s/ EKS&H LLLP

Denver, Colorado

July 10, 2013